UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 1, 2011
(Date of Report)
CNA SURETY CORPORATION
(Exact name of Registrant as specified in its charter)
1-13277
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	36-4144905 (IRS Employer Identification No.)

333 S. Wabash Ave., Chicago, Illinois (Address of principal executive offices)	60604 (Zip code)
(312) 822-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Compensatory Arrangements of Certain Officers.
On March 28, 2011, CNA Surety Corporation (the “Company”), entered into Change in Control Severance and Retention Agreements (the “Retention Agreements”) with the named executive officers identified below. The Retention Agreements provide that these executives will be entitled to severance benefits if their employment is terminated by the Company without cause or if the executive terminates his or her employment for “Good Reason” (as defined below) within a period that ends on the later of 18 months after a change in control or 18 months after the Retention Agreement is executed if no change of control occurs within 18 months after the date the Retention Agreement is executed.
“Good Reason” is defined to include a material diminution in target total annual compensation (including long-term cash incentive compensation), material diminution of authority and duties, and material change in geographic location. In general, a reduction in duties and responsibilities by virtue of the fact that the Company will have become part of a larger company will not, in and of itself, constitute “Good Reason” as long as the executive retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the business of the Company following a change of control event. The Retention Agreement for John F. Corcoran, however, expands the “Good Reason” definition so that Mr. Corcoran will have good reason to terminate his employment and receive the severance benefits if he does not have the authority and responsibilities of a Chief Financial Officer of a public company 90 days after a Change in Control.
In the event the payment provisions of the Retention Agreement are triggered for any of these executives, upon execution of a general release and compliance with the non-competition, non-solicitation, confidentiality, and other provisions of the agreement, the severance benefit payable to the executive will include one year of base compensation (including salary and targeted annual cash bonus for the fiscal year during which employment was terminated), the targeted annual cash bonus for the fiscal year during which employment was terminated prorated through the date of termination, and any accrued holiday or vacation compensation. In lieu of continued participation in the Company’s welfare and benefit plans, the executive will be entitled to a payment equal to the premium chargeable pursuant to the Consolidated Omnibus Budget Reconciliation Act for medical and dental coverage for a 12 month period. In addition, the executive will be paid $40,000 to cover any outplacement and legal services. After the Compensation Committee of the Company’s Board of Directors reviews the Company’s actual performance results for the year in which the executive’s employment is terminated, the Company will pay the executive any long-term cash incentive compensation award which would have vested and become payable for the year of the termination prorated through the date of termination.
The Retention Agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code. The foregoing description of the Retention Agreements is qualified in its entirety by reference to the full text of the Retention Agreements.
A copy of the Retention Agreements are filed herewith as Exhibit 10(55) for John F. Corcoran, Exhibit 10(56) for Douglas W. Hinkle, Exhibit 10(57) for Michael A. Dougherty, and Exhibit 10(58) for Rosemary Quinn. All of the Retention Agreements are incorporated in this Item 5.02 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNA SURETY CORPORATION (Registrant)
Dated: April 1, 2011	By:	/s/ John F. Corcoran
John F. Corcoran
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.
10 (55)	Change in Control Severance and Retention Agreement for John F. Corcoran.

10 (56)	Change in Control Severance and Retention Agreement for Douglas W. Hinkle.

10 (57)	Change in Control Severance and Retention Agreement for Michael A. Dougherty.

10 (58)	Change in Control Severance and Retention Agreement for Rosemary Quinn.